Exhibit 4.38

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT, dated as of _________ ___, 2013 (this "Amendment") to the Limited Liability Company Agreement of Euromar LLC, a Marshall Islands limited liability company (the "Company"), dated as of March 25, 2010, as amended (the "LLC Agreement"), among Euroseas Ltd., a Marshall Islands corporation ("Euroseas"), Paros Ltd., a Cayman Islands exempted company ("Paros"), All Seas Investors I Ltd., a Cayman Islands limited company ("All Seas I"), All Seas Investors II Ltd., a Cayman Islands limited company ("All Seas II") and All Seas Investors III LP, a Cayman Islands exempted limited partnership ("All Seas III", and collectively with All Seas I and All Seas II, "All Seas" and, individually, an "All Seas Member").  Terms used herein but not defined shall have the meaning assigned to them in the LLC Agreement.

WHEREAS, the Company, Euroseas, Paros and All Seas desire to amend the LLC Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

Section 1.   Amendment of LLC Agreement. The LLC Agreement is hereby amended as follows:

1.1           A new Section 3.7 shall be added to the LLC Agreement as follows:

"3.7           Event of Default Remedy Capital Call

(a)  Notwithstanding the terms of Sections 3.5 and 3.6, if (i) an event of default has occurred and is continuing pursuant to the terms of a facility agreement for which the Company acts as a guarantor and (ii) each Member has fully funded its respective Maximum Capital Contribution Obligation (for the avoidance of doubt, the aggregate of such Maximum Capital Contribution Obligations being one hundred seventy five million United States Dollars (USD 175,000,000)), any Manager may make a call or calls on the Members (each, an "Event of Default Remedy Capital Call") to make a capital contribution in an aggregate amount not to exceed the amount required to cure such event of default and which shall be in proportion to the Members' Capital Percentage Interest (each, an "Event of Default Remedy Capital Contribution").  Any notice of an Event of Default Remedy Capital Call shall state with reasonable detail the anticipated use of such funds and notify each Member of the deadline by which an Event of Default Remedy Capital Contribution must be made (an "Event of Default Remedy Capital Contribution Deadline").  For the avoidance of doubt and notwithstanding Sections 3.5 and 5.4, the prior unanimous vote, written consent or approval of the Board of Managers is not required for any Manager to make an Event of Default Remedy Capital Call or for any Member to make an Event of Default Remedy Capital Contribution.

(b)  If any Member indicates its refusal to make an Event of Default Remedy Capital Contribution or does not make an Event of Default Remedy Capital Contribution by the Event of Default Remedy Capital Contribution Deadline, the Member or Members who do wish to make an Event of Default Remedy Capital Contribution shall make

Second Amendment to Euromar LLC Agreement, March 2013	Page 1 of 3

such an Event of Default Remedy Capital Contribution in an aggregate amount not to exceed the amount required to cure such event of default.

Other than as may be agreed, in exchange for making an Event of Default Remedy Capital Contribution, such Member or Members' Capital Percentage Interest shall increase in proportion to its or their Event of Default Remedy Capital Contribution and the Company shall amend Exhibit A to reflect the Members' updated Capital Percentage Interest.

For the avoidance of doubt and notwithstanding Section 4.10, such an increase in a Member or Members' Capital Percentage Interest shall not require the consent of a Supermajority-in-Interest of the Members."

1.2           Current Section 3.7 of the LLC Agreement shall become Section 3.8 of the LLC Agreement.

Section 2.   Effectiveness and Continued Effectiveness.  Simultaneously with the execution of this Amendment by the parties hereto as set forth below, the amendments to the LLC Agreement set forth in Section 1 of this Agreement above are effective as of the date hereof.  The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 1 above, the LLC Agreement shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

Section 3.   Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

Section 4.   Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 5.   Successors.  All the covenants and provisions of this Amendment by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder.

[Signature Pages Follow]

Second Amendment to Euromar LLC Agreement, March 2013	Page 2 of 3

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EUROMAR LLC

By:
Name:
Title:

EUROSEAS LTD.

By:
Name:
Title:

PAROS LTD.

By:
Name:
Title:

ALL SEAS INVESTORS I LTD.

By:
Name:
Title:

ALL SEAS INVESTORS II LTD.

By:
Name:
Title:

ALL SEAS INVESTORS III LP

By:
Name:
Title:

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